FOR IMMEDIATE RELEASE
May 5, 2005

Extendicare Health Services, Inc. Achieves Record Medicare Census
in First Quarter Results

•	Q1 net earnings of $12.1 million

•	EBITDA margin of 13.4%

•	Medicare census increases to 18.8%

•	Nursing home occupancy increases to 93.8%

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. (EHSI) reported net earnings of $12.1 million in the 2005 first quarter, compared to $9.3 million in the 2004 first quarter.

EHSI is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE.MV and EXE.SV; NYSE: EXE).

“EHSI continues to successfully execute our sales strategy, achieving record Medicare census levels,” said Mel Rhinelander, EHSI’s Chairman and Chief Executive Officer. “We are also very pleased with the operational performance of the newly acquired Assisted Living Concepts portfolio. As we look ahead, we see extensive internal growth opportunities, which will further enhance our asset portfolio.”

EHSI’s Medicare patient census on a same-facility basis increased to 18.8% of total nursing home census in the 2005 first quarter compared to 17.2% in the 2004 first quarter, and EHSI’s average daily Medicare patient census rose 12% to 2,433. Nursing home occupancy, on a same-facility basis, rose during the 2005 first quarter to 93.8% compared to 91.4% in the 2004 first quarter.

EHSI completed the acquisition of Assisted Living Concepts, Inc. (ALC) on January 31, 2005. The integration is proceeding smoothly and EHSI expects the acquisition to perform better than the previously anticipated annualized $34.0 million of EBITDA by the third quarter of 2005. For the two months ended March 31, 2005, ALC achieved revenue of $29.1 million and EBITDA of $5.4 million. The Company is in the process of, and will complete by the end of 2005, the valuation of ALC’s net assets acquired. Finalization of the valuation may alter the preliminary purchase price allocation along with the resulting depreciation and amortization.

EHSI’s Phase I new build program has already completed six of the seven projects, adding 111 assisted living units and 38 nursing home beds. Phase II is underway with an additional 276 assisted living units expected to open between spring 2005 and fall 2006. Phase III will take advantage of the expansion opportunities existing at ALC. EHSI’s preliminary examination of the expansion potential of ALC’s portfolio indicates an immediate demand across 35% of the portfolio for an incremental 500 units in markets where the facilities are already operating at full capacity. It is still too soon to provide additional details at this time, but the Company expects to be able to announce more definitive plans by the end of August 2005.

The industry is still waiting for the Centers for Medicare and Medicaid Services (CMS) to issue its report on the Resource Utilization Groups (RUGs) refinement. CMS is expected to make its recommendation shortly, after which there will be a 60-day comment period. The current funding formula will remain in place until October 1, 2005. Nursing home providers are working closely with industry associations to ensure CMS is aware that any cuts made to Medicare will be detrimental to the health of the industry and the quality of patient care.

Finalization of the State of Pennsylvania’s supplemental provider tax plan in the 2005 first quarter resulted in retroactive incremental earnings before income tax of $3.2 million, related to the July 1, 2003 to December 31, 2004 period. EHSI reported prior year Medicaid funding of $16.5 million this quarter substantially offset by prior year costs of $13.3 million. The cash receipt and payment of these amounts will occur in the second quarter of 2005, and therefore, are reported as outstanding accounts receivable and accrued liabilities at the end of March 2005.

Quarters ended March 31, 2005 and March 31, 2004
Revenue increased $62.6 million, or 27.1%, over the 2004 first quarter. Excluding new and disposed facilities, revenue on a same-facility basis grew by $36.5 million, or 16.2%, due to: higher prior year revenue settlements of $15.7 million, primarily associated with the Pennsylvania Medicaid adjustments; an average increase in payor rates of $11.9 million; improvements in occupancy and patient mix of $9.6 million, primarily due to Medicare census; and the balance of a decline of $0.7 million was primarily due to one less day between the quarters.

EBITDA increased $7.2 million to $39.5 million in the 2005 first quarter from $32.3 million in the 2004 first quarter, and as a percent of revenue was 13.4% compared to 13.9%. EBITDA on a same-facility basis was $35.3 million compared to $32.2 million, showing improvement of $3.1 million, and as a percent of revenue was 13.5% compared to 14.3%. However, before prior year revenue and provider tax adjustments, EBITDA grew 2.6%. EBITDA margins declined primarily due to increased drug and supply costs associated with a higher acuity mix of Medicare patients and an increase in current period provider taxes and employee benefit costs. Labor related costs, on a same-facility basis, were up $12.4 million between periods associated with higher staffing levels to accommodate increased census, and included an average wage rate increase of 1.2%.

Net interest costs for the 2005 first quarter were up $1.6 million from the 2004 first quarter. The 2004 first quarter results included non-recurring interest income associated with the settlement of the Greystone notes receivable of $1.0 million. The remaining increase was due to the added interest costs associated with the ALC acquisition, partially offset by a decline in other debt and interest rates.

Extendicare Health Services, Inc. of Milwaukee, Wisconsin, is a wholly owned subsidiary of Extendicare Inc., and is a major provider of long-term care and related services in the United States. Through its subsidiaries, Extendicare Inc. operates 440 long-term care facilities in the United States and Canada, with capacity for over 34,400 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. The Company employs 37,600 people in North America.

In a separate news release issued today, Extendicare Inc. announced its 2005 first quarter financial results. On May 6, 2005, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the first quarter. The call will be webcast live, and archived, in the investor information section of Extendicare’s website, www.extendicare.com. Alternatively, the call in number is 1-800-387-6216 or 416-405-9328. For those unable to listen to the call live, a taped rebroadcast will be available from two hours after completion of the live call until midnight on May 20, 2005. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3149815. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/Investor Documents/Supplemental Information.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2005 presentation.

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.’s or Extendicare Health Services, Inc.’s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the successful integration of Assisted Living Concepts, Inc.; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:

Extendicare Inc.
Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com

Visit Extendicare’s Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Earnings

	Three months ended
(thousands of U.S. dollars)	March 31
	2005	2004
Revenues
Nursing and assisted living facilities	286,357	224,426
Outpatient therapy	2,727	2,665
Other	5,063	4,410

	294,147	231,501
Operating and administrative costs	250,036	196,946
Lease costs	4,608	2,264

EBITDA (1)	39,503	32,291
Depreciation and amortization	10,340	8,681
Interest expense	8,557	8,200
Interest income	(413)	(1,615)
Valuation adjustment on interest rate caps	1,298	73
Loss (gain) on disposal of assets and impairment of long-lived assets	(448)	1,612
Loss on refinancing and retirement of debt	275	354

Earnings before income taxes	19,894	14,986
Income tax expense	7,840	5,639

Net earnings	12,054	9,347

(1)	EBITDA refers to earnings before interest, taxes, depreciation, amortization, valuation adjustment on interest rate caps, loss (gain) on disposal of assets and impairment of long-lived assets, and loss on refinancing and retirement of debt.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended
(thousands of U.S. dollars)	March 31
	2005	2004
Operating activities
Net earnings	12,054	9,347
Adjustments to reconcile net earnings to net cash provided from operating activities
Depreciation and amortization	10,340	8,681
Provision for self-insured liabilities	1,995	1,650
Payments for self-insured liabilities	(4,902)	(3,112)
Provision for uncollectible accounts receivable	2,850	3,184
Amortization of deferred financing costs	470	377
Amortization of purchase accounting adjustments for leases and debt	(83)	–
Valuation adjustment on interest rate caps	1,298	73
Loss (gain) on disposal of assets and impairment of long-lived assets	(448)	1,612
Loss on refinancing and retirement of debt	275	354
Deferred income taxes	2,518	(3,811)

	26,367	18,355
Changes in assets and liabilities
Accounts receivable	(30,574)	(1,557)
Supplies, inventories and other current assets	444	(1,255)
Accounts payable and accrued liabilities	15,476	(4,116)
Income taxes	(314)	1,477
Current due to shareholder and affiliates	11,744	5,580

Cash provided by operating activities	23,143	18,484

Investing activities
Payments for purchases of property and equipment	(6,340)	(5,345)
Payments for new construction projects	(5,699)	(3,800)
Acquisitions	(137,652)	(2,129)
Proceeds from sale of property and equipment	1,878	–
Proceeds from repayment of notes receivable	–	4,402
Other assets	(243)	(367)

Cash used in investing activities	(148,056)	(7,239)

Financing activities
Proceeds from issuance of long-term debt	125,000	706
Payments of long-term debt	(31,280)	(13,397)
Outstanding checks in excess of bank balance	10,091	–
Other liabilities	742	484

Cash provided by (used in) financing activities	104,553	(12,207)

Decrease in cash and cash equivalents	(20,360)	(962)
Cash and cash equivalents beginning of period	29,612	48,855

Cash and cash equivalents end of period	9,252	47,893

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

	March 31	December 31
(thousands of U.S. dollars)	2005	2004
Assets
Current assets
Cash and cash equivalents	9,252	29,612
Accounts receivable, less allowances of $11,798 and $10,594, respectively	126,798	95,973
Supplies, inventories and other current assets	24,042	17,751
Income taxes receivable	481	1,654
Deferred state income taxes	2,843	2,664
Due from shareholder and affiliates	15,414	26,179

	178,830	173,833
Property and equipment	750,218	446,085
Goodwill and other intangible assets	74,269	74,554
Other assets	44,355	41,485

	1,047,672	735,957

Liabilities and Shareholder’s Equity
Current liabilities
Outstanding checks in excess of bank balance	10,091	–
Accounts payable	20,735	22,297
Accrued liabilities	134,510	99,920
Current portion of accrual for self-insured liabilities	12,500	18,000
Current portion of amounts due to shareholder and Affiliate	2,975	2,975
Current maturities of long-term debt	4,248	1,071

	185,059	144,263
Long-term debt and capital lease obligations	538,657	290,861
Accrual for self-insured liabilities	23,221	19,725
Other long-term liabilities	18,634	12,448
Deferred state income taxes	–	1,833
Due to shareholder and affiliates	19,708	16,638

	785,279	485,768
Shareholder’s equity	262,393	250,189

	1,047,672	735,957

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended
	March 31	March 31
	2005	2004
Components of Nursing and Assisted Living Facility Revenue (millions)
Nursing	$ 247.9	$ 214.6
Assisted living	38.4	9.8
	$ 286.4(1)	$ 224.4
Nursing Facility Statistics
Percent of Revenue by Payor Source
(same facility basis)
Medicare	33.1%	33.1%
Private/other	14.6	17.5
Medicaid	52.3	49.4
Average Daily Census by Payor Source
(same-facility basis)
Medicare	2,433	2,173
Private/other	2,018	2,110
Medicaid	8,500	8,314

	12,951	12,597
Percent of Average Daily Census by Payor Source
(same-facility basis)
Medicare	18.8%	17.2%
Private/other	15.6	16.8
Medicaid	65.6	66.0
Average Revenue per Resident Day by Payor Source
(excluding prior period settlement adjustments)
Medicare (Part A and B)	$370.68	$346.82
Private/other	196.61	192.77
Medicaid	144.87	134.37
Medicare Part A only	340.14	317.99
Assisted living facilities average daily census
(same facility basis)	1,316	1,328
Assisted living facilities average daily census	5,387	1,488
Average Occupancy (excluding managed facilities)
(same facility basis)
Nursing facilities	93.8%	91.4%
Assisted living facilities	84.4	86.5
Combined nursing and assisted living facilities	92.8	90.9
Average Occupancy (excluding managed facilities)
Nursing facilities	93.5%	91.3%
Assisted living facilities	88.5	86.7
Combined nursing and assisted living facilities	92.0	90.8
(1) Does not add due to rounding